Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2019 Employee Stock Purchase Plan of NextCure, Inc. of our report dated March 5, 2019 (except for the fourth and fifth paragraphs of Note 16, as to which the date is May 3, 2019), with respect to the financial statements of NextCure, Inc. included in its Registration Statement on Form S-1, as amended (Form S-1 No. 333-230837) and related Prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, VA
May 13, 2019